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                                   EX-99.9(P)

    FORM OF CLASS B SHARES REMITTANCE AGREEMENT BETWEEN THE REGISTRANT AND
      NEW ENGLAND FUNDS, L.P. RELATING TO NEW ENGLAND STAR SMALL CAP FUND

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                       NEW ENGLAND STAR SMALL CAP FUND

                 FORM OF CLASS B SHARES REMITTANCE AGREEMENT

         Agreement made this 29th day of December, 1996 by and between NEW ENGLAND FUNDS TRUST I, a Massachusetts business trust (the "Trust"), and NEW ENGLAND FUNDS, L.P., a Delaware limited partnership (the "Distributor"). Terms used in the Distribution Agreement (the "Distribution Agreement") dated August 30, 1996 between the Trust and the Distributor relating to the Trust's NEW ENGLAND STAR SMALL CAP FUND (the "Series") and not defined herein are used with the meanings so defined.

         WHEREAS, contingent deferred sales charges ("CDSCs") apply to certain redemptions or repurchases of Class B shares of the Series; and

         WHEREAS, the Trust acknowledges that the CDSCs relating to the Distributor's shares are the property of the Distributor and not of the Trust;

         NOW, THEREFORE, in consideration of the Distributor's agreement to act as agent for the Trust in connection with the redemption or repurchase of Series shares by the Trust, the Trust and the Distributor agree as follows:

         1. On all redemptions or repurchases of the Distributor's Shares that are effected by the Distributor as agent for the Trust, the Distributor shall be entitled to retain the amount of the applicable CDSC out of the proceeds of the redemption or repurchase, and shall remit to the relevant shareholder the amount of such redemption or repurchase net of such CDSCs.

         2. On all redemptions or repurchases of the Distributor's Shares that are effected by the Trust directly or through an agent other than the Distributor, the Trust shall remit to the Distributor any applicable CDSCs in accordance with the terms and conditions set forth in the then current prospectus of the Trust.

         3. The Distributor shall be entitled to receive all applicable CDSCs in respect of the redemption or repurchase of the Distributor's Shares, notwithstanding the Distributor's termination as general distributor of the Class B shares of the Series or any termination of this Agreement or the Distribution Agreement.

         4. The right of the Distributor under Section 1 hereof to retain CDSCs and the obligation of the Series under Section 2 hereof to remit CDSCs to the Distributor shall not be subject to any dispute, offset, counterclaim or defense whatsoever (it being understood that nothing in this sentence shall be deemed a waiver by the Trust or the Series of its right separately to pursue any claims it may have against the Distributor and to enforce such claims against any assets of the Distributor (other than its right to be paid the CDSCs with respect to the Distributor's Shares).

         5. The Distributor may assign or transfer its rights to receive CDSCs hereunder, but shall give prompt written notice to the Trust of any such assignment or transfer.

         6. The Trust shall not waive any CDSCs applicable to redemptions or repurchases of the Distributor's Shares (other than under the circumstances set forth in the Fund's prospectus dated December __, 1996), except with the consent of the Distributor (or, if the Distributor has assigned or transferred its rights to receive CDSCs as provided in Section 5 hereof, with the consent of the assignee or transferee) and shall not take any action, following the termination of the Distribution Agreement, that would interfere with the Distributor's right to receive the applicable CDSCs on redemptions or repurchases of the Distributor's Shares.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                         NEW ENGLAND FUNDS TRUST I Series,
                         on behalf of its New England Star Small Cap Fund series

                         By: ___________________________________________________
                             Name: Frank Nesvet
                             Title:  Treasurer

                         NEW ENGLAND FUNDS, L.P.

                         By:  NEF Corporation, its general partner

                         By:  __________________________________________________
                              Name: Bruce R. Speca
                              Title:  Executive Vice President

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         A copy of the Agreement and Declaration of Trust establishing New
England Funds Trust I (the "Trust") is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Trust's New England Star Small Cap Fund series (the "Series") on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Series.

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